EXHIBIT 99.1

FOR MORE INFORMATION:  Michael R Cox

Phone   765.497.5829

mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Fourth Quarter and Year-End 2005 Financial Results

- - -

WEST LAFAYETTE, Ind., December 22, 2005 — Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its fourth quarter and fiscal year ended September 30, 2005. Revenue for the quarter ended September 30, 2005 increased 35% to $12.3 million compared to $9.1 million for the quarter ended September 30, 2004. Net income for the fourth quarter of fiscal 2005 was $142,000, or $0.03 per basic and diluted share, compared to a net loss of $205,000, or $0.04 loss per basic and diluted share for the fourth quarter of fiscal 2004. Increased sales efforts resulted in better capacity utilization and a 60% increase in service revenue in the fourth quarter of the current year over the prior year. Product revenues declined 6% from the same quarter in fiscal 2004.

Revenue for the fiscal year ended September 30, 2005 increased 14% to $42.4 million from $37.2 million for the fiscal year ended September 30, 2004. Net income for the fiscal year ended September 30, 2005 was $5,000, or $0.00 per basic and diluted share, compared to a net loss of $203,000, or $0.04 per basic and diluted share, for the fiscal year ended September 30, 2004. Net income for the current fiscal year includes the effect of a tax provision which was nearly equal to pre-tax earnings as a result of foreign losses not being available to offset domestic earnings compared to an income tax benefit of $404,000 in fiscal 2004 ($0.08 per share). Both fiscal 2005 and 2004 included the results of the two acquisitions completed in 2003 for all of the comparable periods.  Service revenue for fiscal 2005 increased 32% compared to the prior year due to continuing strong demand for the Company’s analytical services, a continuing improvement in toxicology services sales, as well as strong sales growth in the clinical research unit. Product revenues for the current fiscal year declined by 22% from fiscal 2004.

Cost of revenue for the fourth fiscal quarter ended September 30, 2005 was $8.1 million, or 66% of revenue, compared to $6.6 million, or 73% of revenue, for the fourth quarter ended September 30, 2004. Cost of revenue for the year ended September 30, 2005 was $27.0 million, or 64% of revenue, compared to $25.6 million, or 69% of revenue, for the year ended September 30, 2004. The improvement of the margins for both the quarter and full year of fiscal 2005 reflect the fact that a significant portion of the Company’s costs in its services segment are relatively fixed, which results in increased margin percentages when there is strong growth in that segment.

Peter T. Kissinger, Chairman and CEO commented, “The past fiscal year was one where we saw the results of strong efforts by our people in completing the integration of our 2003 acquisitions. Our laboratory in Oregon had very solid operating results, our clinic in Baltimore increased revenues by 30% and is nearing break-even, and our toxicology facility made a positive contribution after several years of hard work to broaden its market. Our UK operations suffered from poor sales and marketing, a situation we are currently addressing, and after a very good year in Culex sales last year, we experienced softness this year.  We are addressing that issue in the current year through a refocused sales effort.”

Conference Call Information

BASi will host a live conference call and listen-only Webcast to discuss its fourth quarter and fiscal year 2005 results at 9:00 a.m. EST tomorrow, Friday, December 23, 2005. To participate in the conference call, please dial 877-407-9205 (domestic) or 1-201-689-8054 (international). Also, a live Webcast of the conference call will be available at www.bioanalytical.com.

For those unable to participate there will be a replay available from Friday, December 23 at 11:00 a.m. EST, through 11:59 p.m. EST on Sunday, December 25, 2005, by dialing 877-660-6853 (domestic) or 1-201-612-7415 (international) and entering the account number 286 and conference ID number 183342 for both telephone numbers. In addition, a replay of the Webcast will be available at www.bioanalytical.com.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market.  Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[SEE NEXT PAGE]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004

Service revenue	$9,078,000	$5,658,000	$32,988,000	$24,928,000
Product revenue	3,218,000	3,436,000	9,444,000	12,224,000
Total revenue	12,296,000	9,094,000	42,432,000	37,152,000

Cost of service revenue	7,043,000	5,854,000	23,613,000	21,348,000
Cost of product revenue	1,064,000	768,000	3,416,000	4,270,000
Total cost of revenue	8,107,000	6,622,000	27,029,000	25,618,000

Gross profit	4,189,000	2,472,000	15,403,000	11,534,000

Operating expenses:
Selling	673,000	740,000	2,592,000	2,703,000
Research and development	673,000	299,000	1,326,000	1,100,000
General and administrative	2,382,000	1,792,000	10,163,000	7,477,000
Total operating expenses	3,728,000	2,831,000	14,081,000	11,280,000

Operating income (loss)	461,000	(359,000)	1,322,000	254,000

Other income (expense)	(55,000)	64,000	1,000	103,000
Interest income	12,000	3,000	19,000	8,000
Interest expense	(206,000)	(222,000)	(988,000)	(943,000)
Gain (loss) on sale of property and equipment	—	(19,000)	21,000	(29,000)
	(249,000)	(174,000)	(947,000)	(861,000)

Income (loss) before income taxes	212,000	(533,000)	375,000	(607,000)

Income taxes/(benefit)	70,000	(328,000)	370,000	(404,000)
Net income (loss)	$142,000	$(205,000)	$5,000	$(203,000)

Net income (loss) per share:
Basic	$0.03	$(0.04)	$—	$(0.04)
Diluted	$0.03	$(0.04)	$—	$(0.04)

Weighted average common and common equivalent shares outstanding :
Basic	4,871,127	4,869,502	4,870,370	4,860,095
Diluted	4,964,775	4,869,502	4,946,674	4,860,095

#  #  #  #  #